                                                                       EXHIBIT 2


         The following table sets forth information with respect to each transaction in the Shares by the Reporting Persons during the past sixty (60) days. All transactions were effected in the open market on a national securities exchange through a broker and reflects the trade date of each such transaction.


                         Transactions in Shares by the
                             Georges Marciano Trust

                                            Number of Shares
           Date                             Purchased/(Sold)                      Price Per Share*
         --------                           ----------------                      ----------------
         11/27/95                               (50,000)                               $2.000

         11/29/95                               (50,000)                               $1.875

         12/01/95                               (10,000)                               $1.875

         12/14/95                                27,000                                $2.250

         12/14/95                                27,000                                $2.375

         12/15/95                                31,000                                $2.250

         12/26/95                               100,000                                $2.125

         01/19/96                               710,700                                $1.750





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   * Excludes brokerage commissions and fees of approximately $.01 per Share.